Exhibit 99.1

15985 East High Street

P. O. Box 35

Middlefield, Ohio 44062

Phone: 440/632-1666 FAX: 440/632-1700

www.middlefieldbank.bank

PRESS RELEASE

Company Contact:	Investor and Media Contact:
Thomas G. Caldwell President/Chief Executive Officer Middlefield Banc Corp. (440) 632-1666 Ext. 3200 tcaldwell@middlefieldbank.com	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

Middlefield Banc Corp. Announces Share Repurchase Program

MIDDLEFIELD, OHIO, April 16, 2019 ◆◆◆◆ Middlefield Banc Corp. (“Middlefield”) (NASDAQ: MBCN) today announced that its Board of Directors authorized a share repurchase program for up to 150,000 common shares of its outstanding common shares.

“As an important part of our capital allocation strategy, this share repurchase program demonstrates our confidence in the strength of our business and our continued commitment to delivering value to our shareholders,” said Thomas G. Caldwell, Middlefield’s President and Chief Executive Officer.

Repurchases under the program may be made through open market or privately negotiated transactions at times and in such amounts as Middlefield deems appropriate, subject to market conditions, regulatory requirements and other factors. This program does not obligate Middlefield to repurchase any particular amount of common shares, and may be suspended or discontinued at any time without notice.

Middlefield Banc Corp., headquartered in Middlefield, Ohio, is a bank holding company with total assets of over $1.25 billion at December 31, 2018. The bank operates 15 full-service banking centers and an LPL Financial® brokerage office serving Beachwood, Chardon, Cortland, Dublin, Garrettsville, Mantua, Middlefield, Newbury, Orwell, Powell, Solon, Sunbury, Twinsburg, and Westerville. The Bank also operates a Loan Production Office in Mentor, Ohio. Additional information is available at www.middlefieldbank.bank.

This press release of Middlefield Banc Corp. and the reports Middlefield Banc Corp. files with the Securities and Exchange Commission often contain “forward-looking statements” relating to present or future trends or factors affecting the banking industry and, specifically, the financial operations, markets and products of Middlefield Banc Corp. These forward-looking statements involve certain risks and uncertainties. There are a number of important factors that could cause Middlefield Banc Corp.’s future results to differ materially from historical performance or projected performance. These factors include, but are not limited to: (1) a significant increase in competitive pressures among financial institutions; (2) changes in the interest rate environment that may reduce interest margins; (3) changes in prepayment speeds, charge-offs and loan loss provisions; (4) less favorable than expected general economic conditions; (5) legislative or regulatory changes that may adversely affect businesses in which Middlefield Banc Corp. is engaged; (6) technological issues which may adversely affect Middlefield Banc Corp.’s financial operations or customers; (7) changes in the securities markets; or (8) risk factors mentioned in the reports and registration statements Middlefield Banc Corp. files with the Securities and Exchange Commission. Middlefield Banc Corp. undertakes no obligation to release revisions to these forward-looking statements or to reflect events or circumstances after the date of this press release.